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                                                                   Exhibit 10.16

                        AMENDMENT TO EMPLOYMENT AGREEMENT


                  THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of January 10, 1996, is entered into by and between Tandem Computers Incorporated ("Employer") and James G. Treybig ("Executive"), to amend the prior employment agreement previously entered into between Employer and Executive on May 19, 1995 (the "Employment Agreement"). It supersedes and replaces in its entirety the Amendment to Employment Agreement previously entered into between Employer and Executive on December 11, 1995.

                  In consideration of the respective undertakings of Employer and Executive set forth below, Employer and Executive agree as follows:

                  1. As previously agreed, Executive has continued to serve as President and Chief Executive Officer of Employer until his successor was appointed and assumed office. It is hereby agreed that Executive will retire from employment with Employer on January 10, 1996 (the "Transition Date"). It is hereby agreed that, unless otherwise expressly provided herein, Executive shall receive the same payments and benefits which he would be entitled to receive under the Employment Agreement if he terminated the Period of Employment of Executive for Good Reason (as such terms are used in the Employment Agreement) on June 30, 1996.

                  2. The following payments and benefits shall be due to Executive pursuant to Section 5.02(d) of the Employment Agreement:

                    (i) Pursuant to Section 5.02(d)(i) of the
Employment Agreement, Executive will receive a lump sum payment within seven days of the Transition Date in the amount of $310,155 in lieu of payment of his annual base salary at the current rate through June 30, 1996.

                   (ii) Pursuant to Section 5.02(d)(ii) of the Employment Agreement, Executive has received any annual bonus to which he was entitled under the Employer's Senior Executive Incentive Plan or other applicable bonus plan or program for the fiscal year ended September 30, 1995, and Executive shall be entitled to receive three-fourths of the annual bonus which would be payable to him for the fiscal year ended September 30, 1996, if he had remained in employment with Employer through the end of such fiscal year. Any such bonus shall be paid to him when bonuses are paid to other executives for the fiscal year ended September 30, 1996.


                (iii) In satisfaction of Section 5.02(d)(iii) of the Employment Agreement, Executive will receive a lump sum


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payment in the amount of $2,977,488 within seven days of the Transition Date.

                   (iv) Pursuant to Section 5.02(d)(iv) of the Employment Agreement, Executive will continue to receive the benefits described in
Section 4.04 of the Employment Agreement for three years following June 30, 1996.

                    (v) Pursuant to Section 5.02(d)(v) of the Employment Agreement, Executive will continue to receive the fringe benefits and perquisites described in Section 4.05 of the Employment Agreement for three years following June 30, 1996.

                   (vi) Pursuant to Section 5.02(d)(vi) of the Employment Agreement, Executive will receive a lump sum payment in the amount of $1,500,000 within seven days of the Transition Date, in lieu of a 100% vested Employer contribution on behalf of Executive to Employer's Deferred Compensation Plan in this amount.

                  (vii) In satisfaction of Section 5.02(d)(vii) of the Employment Agreement, Employer will make a lump sum payment of $50,000 to Executive within seven days of the Transition Date.

                 (viii) Pursuant to Section 5.02(d)(viii) of the Employment Agreement, Employer will extend all Employer loan guarantees and renew any Employer loans to Executive for a period of three years following June 30, 1996.

              3. (i) Executive has or shall be entitled to receive the same compensation (including base salary, annual bonus, stock options and other benefits) which is currently provided under Section 4 of the Employment Agreement until the Transition Date.

                  (ii) Following the Transition Date Executive will not be entitled to receive any further compensation or benefits, except as provided in Section 2 hereinabove.

              4. Executive's rights under his outstanding stock options will be determined under the terms of the applicable plans and agreements based on full credit for employment as if Executive had remained in employment with Employer through June 30, 1996. All of Executive's unvested stock options which would have or may have by their terms vested on or before June 30, 1996, will vest on the Transition Date and will remain outstanding and may be exercised at any time on or before (i) three years following June 30, 1996 or (ii) the original expiration date of the applicable stock option, whichever occurs first.

              5. Pursuant to Section 5.02(e) of the Employment Agreement, Executive will execute and deliver a release and

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settlement agreement in favor of Employer in a form satisfactory to Employer within seven days of the Transition Date.

                  6. Except as provided below, the special provisions contained in Section 5.03 of the Employment Agreement which apply in connection with a Change in Control will continue to apply if a Change in Control of Employer is publicly announced on or before June 30, 1996. In particular, Section 5.03(a) will apply if a Change in Control of Employer is publicly announced on or before June 30, 1996. However, it is agreed that Section 5.03(b) will no longer apply to Executive. It is further agreed that Sections 5.03(e), (f) and (g) will not apply to Executive due to the payments which are to be made to Executive pursuant to Sections 2(iii), (iv), (v), (vi) and (vii) hereinabove. Further, it is agreed that Section 5.03(h) will apply to Executive after June 30, 1996, and Executive shall be entitled to receive a full "Gross-Up Payment" thereunder, in the event that any payments which are made to Executive by Employer are subject to an Excise Tax (as defined therein).

                  7. Employer will pay legal fees charged by Munger, Tolles & Olson in connection with entering into this Amendment to Employment Agreement. Employer will make a tax gross up payment to Executive, if necessary, to offset any taxable income which is reportable for or realized by Executive with respect to these legal fees.

                  8. Executive agrees that he will not within one year of the Transition Date be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be engaged primarily in the design, development, manufacture, production, marketing, sale or servicing of fault-tolerant computers or (ii) directly or indirectly a stockholder or officer, director or employee of, or in any manner associate with, or aid or abet or give information or financial assistance to, any such business. This non-competition provision shall not be deemed to prohibit Executive's purchase or ownership, as a passive investment, of not more than one percent (1%) of the issued and outstanding stock of a corporation listed on a national securities exchange or traded in the over-the-counter market. Executive further agrees that within one year of the Transition Date, he will not induce or attempt to induce any person who at the time of such inducement is a Senior Vice President of the Tandem Development Group, a person who reports directly to such Senior Vice President, a technical Director in such Group, a Senior Vice President for Sales and Support, a Marketing, Sales or Support Vice President, or a technical Director who reports to the Senior Vice President for Tandem Sales and Support. The validity, enforceability and interpretation of this Section 8 shall be determined in accordance with the laws of the state in which the principal office of the competing business is or is proposed to be located.


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                  9. Except as otherwise expressly provided in this Amendment to
Employment Agreement, all provisions of the Employment Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, Employer and Executive have executed this Amendment to Employment Agreement as of the date set forth in the first paragraph hereof.



EMPLOYER:                                     TANDEM COMPUTERS INCORPORATED



                                         By:   /s/ THOMAS J. PERKINS
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                                               Its Chairman of the Board




EXECUTIVE:                                     /s/ JAMES G. TREYBIG
                                             ----------------------------------
                                                 James G. Treybig


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